EXHIBIT 99

PRESS RELEASE  DATED April 29, 2008

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920) 527-5045

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 2008 FIRST QUARTER RESULTS

NEENAH, WISCONSIN, April 29, 2008 – Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.42 per share for the first quarter ended March 31, 2008, compared to $0.45 per share for the same quarter of 2007.  Net sales increased to $947.3 million for the first quarter of 2008, a 4.2 percent increase from $909.1 million for the same period of 2007.  Currency benefits contributed 5.1 percent to net sales for the quarter.

“This quarter we experienced rising raw material costs, especially with regard to our specialty resin and chemical inputs,” said Henry Theisen, Bemis Company’s President and Chief Executive Officer.  “In this environment, we continue to expand our product reach into new markets and geographies while maintaining a rigorous focus on cost management, waste reduction and production efficiency.  I am pleased to see stability and modest volume growth returning to our largest flexible packaging end markets and look forward to modest overall volume growth for the total year 2008.”

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, which represented about 83 percent of total Company net sales during the quarter, reported net sales of $781.6 million in the first quarter, a 5.2 percent increase compared to net sales of $743.2 million for the first quarter of 2007.  Currency related sales growth totaled 4.8 percent.  Segment operating profit for the first quarter of 2008 was $79.3 million, or 10.1 percent of net sales.  Segment operating profit for the first quarter of 2007 was $88.2 million, or 11.9 percent of net sales.  Currency benefits added $2.3 million to operating profit in the first quarter of 2008.  Lower operating profit reflects the impact of generally higher input costs in 2008 compared to the previous year.

Commenting on the flexible packaging segment results, Theisen said, “During the first quarter, we experienced higher specialty resin costs which negatively impacted operating profit levels in our flexible packaging business segment.   These and other inflationary cost pressures are being managed with selling price increases and profit improvement programs that we expect to result in improved performance for the remainder of the year.  Flexible packaging unit sales volume increased modestly compared to last year and to last quarter, which primarily reflects the scale up of new business awarded in 2007 and stabilizing consumer demand in North America.  We are encouraged by increased sales volume and mix improvements in our European flexible packaging business and are pleased with the start-up of our new medical device packaging plant in Northern Ireland.  Our continuing focus on cost management and productivity improvement will be critical to ensure that the benefits of improving volume levels deliver profit momentum to the flexible packaging segment in 2008.”

Pressure Sensitive Materials

Net sales from the pressure sensitive materials business segment for the first quarter of 2008 were $165.7 million compared to $165.9 million in the first quarter of 2007.  The benefits of currency were offset by lower unit sales.  Segment operating profit for the first quarter of 2008 was $11.9 million, or 7.2 percent of net sales, compared to the first quarter of 2007 when segment operating profit was $14.3 million or 8.6 percent of net sales.  Currency benefits added $1.2 million to operating profit in the first quarter of 2008.

“Growth in our pressure sensitive materials segment is impacted by conditions in certain end markets and regional economies,” said Theisen. “While our North American label product business is relatively stable, we are experiencing lower sales volumes in our higher margin technical product markets where customers with exposure to certain housing, industrial and medical markets are facing weak economic conditions. We continue to manage costs carefully through this difficult environment and look forward to the introduction of new products in 2008 which will further diversify our business and build momentum once the economy begins to recover.”

Other Costs (Income), Net

For the first quarter of 2008, other costs and income included $7.7 million of financial income compared to $5.1 million for the first quarter of 2007.

Capital Structure

Total debt to total capitalization was 33.4 percent at March 31, 2008, compared to 32.9 percent at December 31, 2007.   Total debt as of March 31, 2008 was $875.8 million, an increase of $32.5 million from the balance of $843.3 million at December 31, 2007.  Cash flow from operations was $55.6 million in the first quarter of 2008.

Dividend Increase and Share Repurchase

In the first quarter, the board of directors approved a 4.8 percent increase in the quarterly dividend.  Bemis also repurchased one million shares of its common stock on the open market during the first quarter of 2008 for $26.8 million.

2008 Earnings Outlook

Management expects second quarter 2008 diluted earnings per share to be in a range of $0.44 to $0.47 per share.  Guidance for the full year 2008 remains unchanged at $1.78 to $1.88 per share.  Management continues to expect capital expenditures to be in the $125 million range for 2008.  Commenting on the outlook for the year, Theisen noted that the market conditions remain difficult to predict. “At Bemis, we are improving our cost structure and strengthening our competitive position across all of our markets.  We intend to react swiftly to the challenges of this dynamic, global economic environment and build positive performance momentum going forward.”

Forward Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, consumer buying patterns under certain economic conditions, changes in customer order patterns, the results of competitive bid processes, a failure in our information technology infrastructure or applications, foreign currency fluctuations and changes in prevailing market interest rates.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2007.

Bemis Company, Inc. will webcast an investor telephone conference regarding its first quarter 2008 financial results this morning at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2007 net sales of $3.6 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Headquartered in Neenah, Wisconsin, Bemis employs about 15,700 individuals in 56 manufacturing facilities in 10 countries around the world.  More information about the Company is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2008	2007

Net sales	$947,282	$909,130

Costs and expenses:
Cost of products sold	784,313	731,979
Selling, general and administrative expenses	88,744	85,476
Research and development	5,828	6,225
Interest expense	9,029	12,490
Other costs (income), net	(9,105)	(5,185)
Minority interest in net income	1,340	589

Income before income taxes	67,133	77,556

Provision for income taxes	24,800	29,300

Net income	$42,333	$48,256

Basic earnings per share of common stock	$0.42	$0.46

Diluted earnings per share of common stock	$0.42	$0.45

Cash dividends paid	$0.22	$0.21

Weighted average common shares outstanding	100,117	105,053
Weighted average common shares and common stock equivalents outstanding	100,919	106,535

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	March 31 2008	December 31 2007
ASSETS

Cash and cash equivalents	$157,196	$147,409
Accounts receivable, net	484,161	448,200
Inventories, net	498,198	478,727
Prepaid expenses	68,734	62,607
Total current assets	1,208,289	1,136,943

Property and equipment, net	1,248,678	1,248,456

Goodwill	647,321	642,507
Other intangible assets, net	102,488	103,756
Deferred charges and other assets	59,047	59,734
Total	808,856	805,997

TOTAL ASSETS	$3,265,823	$3,191,396

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$7,330	$1,758
Short-term borrowings	52,689	66,047
Accounts payable	377,407	384,673
Accrued salaries and wages	66,418	70,248
Accrued income and other taxes	32,179	11,824
Total current liabilities	536,023	534,550

Long-term debt, less current portion	815,776	775,456
Deferred taxes	156,684	155,871
Deferred credits and other liabilities	128,907	124,261
Total liabilities	1,637,390	1,590,138

Minority interest	40,779	38,926

Stockholders’ equity:
Common stock issued (117,051,314 and 116,941,126 shares)	11,705	11,694
Capital in excess of par value	331,316	327,387
Retained income	1,543,278	1,523,659
Other comprehensive income (loss)	199,696	171,162
Treasury common stock (17,422,771 and 16,422,771 shares)	(498,341)	(471,570)
Total stockholders’ equity	1,587,654	1,562,332

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,265,823	$3,191,396

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities
Net income	$42,333	$48,256
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,838	39,677
Minority interest in net income	1,340	589
Excess tax benefit from share-based payment arrangements	(56)	(5,612)
Stock award compensation	4,677	3,831
Deferred income taxes	(346)	1,343
Income of unconsolidated affiliated company	(509)	(263)
Loss (gain) on sales of property and equipment	777	(772)
Non-cash restructuring related activities		(519)
Changes in working capital, net of effects of acquisitions	(41,559)	(36,787)
Net change in deferred charges and credits	7,098	23,366

Net cash provided by operating activities	55,593	73,109

Cash flows from investing activities
Additions to property and equipment	(28,393)	(47,298)
Business acquisitions and adjustments, net of cash acquired		(97)
Proceeds from sales of property and equipment	290	7,339

Net cash used in investing activities	(28,103)	(40,056)

Cash flows from financing activities
Repayment of long-term debt	(8,898)	(1,975)
Net borrowing of commercial paper	47,750	54,550
Net (repayment) borrowing of short-term debt	(9,367)	10,142
Cash dividends paid to stockholders	(22,714)	(22,729)
Common stock purchased for the treasury	(26,771)	(34,150)
Excess tax benefit from share-based payment arrangements	56	5,612
Stock incentive programs and related withholdings	(1,364)	(13,567)

Net cash provided (used) by financing activities	(21,308)	(2,117)

Effect of exchange rates on cash and cash equivalents	3,605	(248)

Net (decrease) increase in cash and cash equivalents	9,787	30,688

Cash and cash equivalents balance at beginning of year	147,409	112,160

Cash and cash equivalents balance at end of period	$157,196	$142,848

BEMIS COMPANY, INC. AND SUBSIDIARIES

OPERATING PROFIT AND PRETAX PROFIT

(in millions)

(unaudited)

	Three Months Ended March 31,
	2008	2007

Flexible Packaging operating profit	$79.3	$88.2

Pressure Sensitive Materials operating profit	11.9	14.3

General Corporate Expenses	(13.8)	(11.8)

Interest Expense	(9.0)	(12.5)

Minority Interest in Net Income	(1.3)	(0.6)

Income before Income Taxes	$67.1	$77.6